                                                                Exhibit 10dd
                                                                ------------
                            PACIFIC TELESIS GROUP

              EXECUTIVE DISABILITY AND SURVIVOR PROTECTION PLAN

              (formerly Pacific Telesis Group Senior Management
             Long Term Disability and Survivor Protection Plan)

                  (Amended and Restated as of July 1, 1995)

                              TABLE OF CONTENTS

                                                                        Page

SECTION 1.  INTRODUCTION AND PURPOSE...................................    1
     1.1    Introduction...............................................    1
     1.2    Purpose....................................................    1

SECTION 2.  ELIGIBILITY ...............................................    1

SECTION 3.  DISABILITY BENEFITS........................................    1
     3.1    First Fifty Two Weeks......... ............................    1
     3.2    Subsequent to First Fifty Two Weeks........................    2
     3.3    Integrated Benefits........................................    3
     3.4    Cessation of Benefits......................................    3
     3.5    Relapse Rule - Different Periods of Disability.............    3
     3.6    Employees Not Subject to Mandatory Retirement..............    4

SECTION 4.  SURVIVING SPOUSE BENEFITS..................................    4
     4.1    Eligibility for Benefit....................................    4
     4.2    Amount of Benefit..........................................    4
     4.3    Form and Timing of Payment.................................    5

SECTION 5.  WELFARE BENEFITS...........................................    5

SECTION 6.  RIGHTS TO BENEFITS.........................................    5
     6.1    Entitlement to Benefits....................................    5
     6.2    Claim for Plant Benefits Due to Accident...................    5
     6.3    Forfeiture Due to Other Claims for Injury or Death.........    6
     6.4    Forfeiture for Misconduct..................................    6

SECTION 7.  SOURCE OF BENEFIT PAYMENTS ..............................      7
     7.1    Participating Company Liability ...........................    7
     7.2    All Benefits Unfunded .....................................    7
     7.3    No Right to Company Assets ................................    7

                            PACIFIC TELESIS GROUP
                           MID-CAREER PENSION PLAN
                  (Amended and Restated as of July 1, 1995)

                              TABLE OF CONTENTS
                                                                        Page

SECTION 8.  ADMINISTRATION ............................................    7
     8.1    Plan Sponsor ..............................................    7
     8.2    Plan Administrator ........................................    7
     8.3    Procedure to Approve and Deny Claims ......................    7
     8.4    Review Procedure ..........................................    8
     8.5    Further ERISA Rights ......................................    8
     8.6    Named Fiduciaries .........................................    8
     8.7    Allocation of Responsibilities ............................    8
     8.8    Administrative Expenses ...................................    9

SECTION 9.  AMENDMENT AND TERMINATION .................................    9
     9.1    Plan Amendment.............................................    9
     9.2    Plan Termination ..........................................    9

SECTION 10.  DEFINITIONS ..............................................    9

                            PACIFIC TELESIS GROUP
              EXECUTIVE DISABILITY AND SURVIVOR PROTECTION PLAN

                  (Amended and restated as of July 1, 1995)

SECTION 1.  INTRODUCTION AND PURPOSE

1.1 Introduction. The Pacific Telesis Group Executive Disability and Survivor Protection Plan (the "Plan"), formerly known as the Pacific Telesis Group Senior Management Long Term Disability and Survivor Protection Plan, was originally adopted effective January 1, 1984, and has been amended and restated effective July 1, 1995. Prior to July 1, 1995, the Plan provided a minimum pension benefit to certain Executives who were not disabled. This minimum pension benefit, and the survivor and welfare benefits associated with it, are now provided by the Pacific Telesis Group Executive
Supplemental Pension Plan (the "Executive Pension Plan") in substantially the same form previously provided by this Plan. Capitalized terms are defined in Section 10 of the Plan.

1.2 Purpose. The purpose of the Plan is to assist Participating Companies in attracting and retaining highly competent senior managers by providing short term and long term Disability Benefits to Executives of the Participating Companies. The Plan also provides life insurance and medical and dental coverage to former Executives of Participating Companies who become disabled as Executives and who are not eligible for continued
coverages under the Participating Companies' welfare benefit plans as retirees or disabled former employees. In addition, the Plan provides survivor annuities to the surviving spouses of Executives and former Executives who became disabled as Executives.

SECTION 2.  ELIGIBILITY TO PARTICIPATE

An Employee shall become a Participant in the Plan immediately upon becoming an Executive. Participation shall cease when the Participant is no longer an Executive, unless the Executive then meets and continues to meet the conditions for receiving a Disability Benefit under Section 3 of the Plan. A former Executive is not precluded from remaining a Participant by the fact that he or she receives offsetting Integrated Benefits which reduce to zero his or her actual benefits under Section 3.

SECTION 3.  DISABILITY BENEFITS

3.1 First Fifty Two Weeks. For the first fifty-two week period following the onset of a physical or mental impairment which renders a Participant disabled, as defined below, the Participant shall be eligible to receive a monthly Disability Benefit which is equal to:

     (a) One hundred percent (100%) of the Participant's monthly rate of base pay on the last day the Participant was on the active payroll; less

     (b)  The sum of the Integrated Benefits set forth in Section 3.3 below.

For this purpose, a Participant shall be considered "disabled" if the Committee determines that a physical or mental impairment prevents the Participant from meeting the performance requirements of the position held immediately preceding the onset of the impairment.

3.2 Subsequent to First Fifty Two Weeks. After the first fifty-two week period following the onset of a physical or mental impairment for which a Participant was eligible to receive benefits under Section 3.1 above, a Participant who is disabled within the meaning of this Section 3.2, as defined below, shall be eligible to receive a monthly Disability Benefit which is equal to:

          (a)  For  the   period  prior  to  the  Participant's  sixty-fifth
birthday:

          (i) Sixty percent (60%) of his or her monthly rate of base pay on the last day the Participant was on the active payroll; less

          (ii) The Integrated Benefits set forth in Section 3.3 below; and

          (b) For the period on and after the Participant's sixty-fifth birthday:

          (i)  The greater of:

               (A) One and one-quarter percent (1 %) of the Participant's Final Annual Pay; or

               (B)  If the  Participant's Term  of Employment has  been five years or more, ninety percent (90%) of the sum of the combined monthly pensions payable to the Participant at age sixty-five under both the Qualified Pension Plan and the Executive Pension Plan, as those plans were in effect on the last day the Participant was on the active payroll, if the period after the last day the Participant was on the active payroll and prior to the Participant's sixty-fifth birthday had been included in the Participant's period of service for benefit accrual purposes, and without regard to any minimum service requirements for eligibility for a pension under those plans;

          (ii) Less the Integrated Benefits set forth in Section 3.3 below.

For this purpose, a Participant shall be considered "disabled" if the Committee determines that his or her impairment prevents the Participant from meeting the performance requirements of all of the following: the position held immediately preceding the onset of the physical or mental impairment; a similar position; and any appropriate position within a Participating Company which the Participant would otherwise be capable of performing by reason of the Participant's background and experience.

3.3  Integrated  Benefits.   For  each  month the  Participant  receives the
following benefits, they shall be considered Integrated Benefits for purposes of Sections 3.1 and 3.2 above:

     (a) The Participant's pensions under the Qualified Pension Plan, the Executive Pension Plan and the Mid-Career Plan, in the amounts that those benefits would be payable as monthly benefits for life (or during disability) as of the first day they actually are paid (regardless of other forms of payment available or elected and regardless of any later ad hoc or other increases to such pensions);

     (b) The monthly amount (or equivalent) of any other retirement income payments to the Participant from the Company;

     (c) The Participant's monthly disability benefit under the Disability Benefits Plan;

     (d) The monthly amount of all worker's compensation and Social Security benefits taken as an offset in determining the amount of a disability benefit under the Disability Benefits Plan during the month for which the disability benefit is being determined;

     (e) The monthly amount (or equivalent) of any other benefit payments required by law on account of the Participant's disability; and

     (f) At the discretion of the Committee, the amount of outside compensation or earnings of the Participant for work performed by the Participant during the period of disability.

In the event that an Integrated Benefit for a month is not used to offset a Disability Benefit payable for that month, the Integrated Benefit shall be used to offset future Disability Benefits.

3.4  Cessation  of  Benefits.   A  Participant's  Disability Benefits  under
Sections 3.1 or 3.2 above shall cease when the Participant is no longer disabled, as provided in those Sections.

3.5 Relapse Rule--Different Periods of Disability. In the event that an Executive returns to active employment after receiving Disability Benefits under this Section 3 during a period that the Executive remained an Employee and then the Executive again becomes disabled under this Section 3, the Executive shall be eligible for Disability Benefits under Section 3.1 pursuant to these rules:

     (a) If the period of active employment between the two periods of disability lasted at least 13 weeks, the disabled Executive shall be entitled to a new 52-week period of Disability Benefits under Section 3.1 for the second period of disability.

     (b) If the period of active employment between the two periods of disability lasted less than 13 weeks, the two periods of disability are aggregated and the disabled Executive shall be entitled to Disability Benefits under Section 3.1 for the number of weeks remaining in the 52-week period, if any, at the end of the prior period of disability.

If a former Executive is rehired as an Executive and later becomes eligible for Disability Benefits under this Section 3, any periods of disability occurring before the date of rehire shall be disregarded for the purpose of determining the length of time that Disability Benefits are payable under
Section 3.1.

3.6 Employees Not Subject to Mandatory Retirement. With respect to a Participant not subject to mandatory retirement at age 65 under Section 12(b) of the Age Discrimination in Employment Act (29 U.S.C. 621 et. seq.) or Sections 12941 and 12942 of the California Government Code, the periods of eligibility for the Disability Benefits provided in Section 3.2 shall be the periods described in those sections or such other periods as are required under the Age Discrimination in Employment Act, the California Government Code, or any applicable governing regulations or interpretations thereunder.

SECTION 4.  SURVIVING SPOUSE BENEFITS

4.1 Eligibility for Benefit. The surviving spouse of a Participant who is a former Executive eligible for a Disability Benefit under Section 3 is eligible for the Surviving Spouse Benefit under this section unless, prior to death, the Participant could have elected under the Qualified Pension Plan to receive a joint and survivor annuity, but declined to make that election.

4.2 Amount of Benefit. In the event of the death of a Participant, the Surviving Spouse Benefit shall be a monthly benefit equal to:

     (a) One and one-quarter percent (1 %) of the Participant's Final Annual Pay; reduced by:

     (b) The sum of the monthly survivor annuities payable to the surviving spouse under the Qualified Pension Plan, the Executive Pension Plan and the Mid-Career Plan, in the amounts that those benefits would be payable as monthly benefits for life as of the first day they actually are paid (regardless of other forms of payment available or elected and regardless of any later ad hoc or other increases to such annuities); plus the monthly amount (or equivalent) of any other lifetime payments to the surviving spouse from the Company.

4.3 Form and Timing of Payment. Subject to the Committee's discretion to determine another time and form of payment, a surviving spouse benefit shall be payable as a monthly annuity for the life of the surviving spouse, commencing the day after the Participant's death. It shall be paid at the same time and in the same form as the surviving spouse benefit, if any, under the Executive Pension Plan.

SECTION 5.  WELFARE BENEFITS

A Participant who is a former Executive eligible for a Disability Benefit under Section 3 and who is not eligible for retiree welfare benefit coverage under the Company's group welfare benefit plans shall be entitled to medical, dental and life insurance coverages and benefits which are equivalent to the benefits which would have been provided to the Participant under the Company's group welfare benefit plans if he or she had been eligible for a service pension under the Qualified Pension Plan.

SECTION 6.  RIGHTS TO BENEFITS

6.1 Entitlement to Benefits. Entitlement to benefits under the Plan shall accrue on the date they become payable.

     (a)  Assignment or  Alienation.   Assignment or alienation  of benefits
under this Plan will not be permitted or recognized except as required by law.

     (b) Payments to Others. Benefits payable to an individual who is unable to execute a proper receipt may be paid to another person in accordance with the standards and procedures set forth in the Qualified Pension Plan.

6.2  Claim for Plan Benefits Due to Accident.

     (a) Release Required. In case of an accident resulting in death or injury to a Participant which otherwise entitles the Participant or his or her surviving spouse to any benefits under the Plan, the Participant or his or her surviving spouse may elect to accept benefits under the Plan or to prosecute such claims at law as the Participant or the surviving spouse may have relating to the accident. If election is made to accept the benefits under the Plan, the election shall be in writing and shall release the Company and the Participant's Participating Company from all claims and demands which the Participant and his or her surviving spouse may have against it on account of the accident, other than claims for benefits under this Plan or under any other plan maintained by the Company or a Participating Company. If any persons other than the Participant and his or her surviving spouse might legally assert claims against a Participating Company on account of the death or injury of the Participant, no benefits shall be due or payable until there have also been delivered to the Committee good and sufficient releases of all claims, arising from or growing out of the accident, which such other persons might legally assert against the Participating Company. The Committee, in its discretion, may require that the releases described above also release any other company connected with the accident, including any company participating in this plan or the Qualified Pension Plan, and any company with which arrangements have been made, directly or indirectly, for the interchange of benefit obligations as described in the Qualified Pension Plan.

     (b) Time Limit for Release. The right of the Participant to a Disability Benefit under Section 3 of the Plan shall lapse if election to accept such benefits, as provided in Section 6.2(a) above, is not made within sixty days after injury or within such greater time as the Committee shall provide, in writing, for the making of the election.

     (c) Determination of Accident. The determination of whether or not an injury or death is due to accident for purposes of this Section 7.2 shall be made by the Committee in the manner provided in the Qualified Pension Plan.

6.3  Forfeiture Due To Other Claims for Injury or Death.

     (a) Except as provided in Section 6.3(b) or (c) below, nothing shall be payable under this Plan on account of the injury or death of a Participant if, other than under this Plan or any other plan maintained by the Company, any claim is made or suit is brought for damages on account of such injury or death against the Company, against any other company participating in this Plan or the Qualified Pension Plan or against any other company with which arrangements have been made, directly or indirectly, for the interchange of benefit obligations as described in the Qualified Pension Plan.

     (b) The Committee may, in its discretion and upon such terms as it may prescribe, waive this provision if the claim is withdrawn or if the suit is discontinued.

     (c) If a judgment is recovered or a settlement is made of any claim or suit on account of the injury or death of a Participant, and the total amount which would otherwise have been payable under this Plan and any other plan maintained by the Company is greater than the amount paid on account of such judgment or settlement, then the Committee in its discretion may authorize the distribution, to the Participant or surviving spouse who would otherwise have received benefits under this Plan, of the lesser of (i) the difference between the two amounts or (ii) the amount which would otherwise have been payable under this Plan.

6.4 Forfeiture for Misconduct. Notwithstanding any other provision of the Plan, all or a portion of the benefits that a Participant or his or her surviving spouse would otherwise be eligible to receive under this Plan may be forfeited, in the sole discretion of the Company's Board of Directors, under the following circumstances:

     (a) The Participant is discharged by a Participating Company for cause; or

     (b) A determination is made by the board of directors of a Participat-ing Company that the Participant engaged in misconduct in connection with his or her employment with such Participating Company.

SECTION 7.  SOURCE OF BENEFIT PAYMENTS

7.1 Participating Company Liability. The last Participating Company to employ a Participant prior to his or her entitlement to a benefit under this Plan shall be primarily liable for all benefits due under the Plan. However, if for any reason the primarily liable Participating Company fails to make timely payment of an amount due under the Plan, the Company shall be secondarily liable for the amount due.

7.2  All  Benefits  Unfunded.   When  and as  paid, all  costs  of providing
benefits under the Plan shall be charged to the operating expense of the Participating Company responsible for making payment.

7.3 No Right to Company Assets. Neither an Executive nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company or any other Participating Company, including, without limiting the generality of the foregoing, any specific funds, trust accounts or assets which any Participating Company, in its sole discretion, may earmark or set aside in anticipation of a liability under the Plan. A Participating Company's obligation to pay any amounts under the Plan shall be unfunded as to the Executive, whose rights shall be those of a general unsecured creditor.

SECTION 8.  ADMINISTRATION

8.1   Plan Sponsor.   The Company shall  be the sponsor of  the Plan as that
term is defined in ERISA.

8.2 Plan Administrator. The Executive Vice President-Human Resources of the Company shall be the Plan Administrator as that term is defined in ERISA. The Plan Administrator shall have the specific powers granted to him elsewhere in the Plan and shall also have such other powers as may be necessary in order to administer the Plan in his sole discretion, except for those powers granted or provided to be granted to others by the Plan. The Plan Administrator shall determine conclusively for all parties all questions arising in the administration of the Plan and, insofar as permitted by applicable law, any decision of the Plan Administrator shall not be subject to further review.

8.3 Procedure to Approve and Deny Claims. The Committee shall have sole discretion to determine the rights of a Participant or surviving spouse to benefits under the Plan, and to authorize disbursements under the Plan. In all questions relating to age and service for eligibility for any benefit under the Plan, or relating to service and rates of pay for determining benefits payable under the Plan, the decisions of the Committee, based upon this Plan and upon the records of the Participating Companies employing the individual, shall be final insofar as permitted by applicable law. The Committee may adopt such rules of procedure as it may find appropriate. A claim for benefits under the Plan shall be deemed denied unless the decision of the Committee is sent within 90 days of its receipt of the claim (or within 180 days, if the Committee extends the time by notifying the claimant in writing of the special circumstances requiring an extension and the date by which the decision is expected). If a claim is denied in whole or part by the Committee, it shall send a written decision stating (a) the specific reasons for the denial, making specific reference to pertinent provisions of the Plan; (b) what additional information, if any, would help perfect the claim for benefits; and (c) what steps the claimant must take to submit the claim for review.

8.4 Review Procedure. The Board of Directors of the Company shall serve as the final review committee, under the Plan and ERISA, for the review of all claims appealed by Participants or surviving spouses whose initial claims for benefits have been denied, in whole or in part, by the Committee. Within 60 days after the date of a denial by the Committee, a Participant or surviving spouse may file a written request for the Board of Directors of the Company to review the denial. Such request for review must be made in a timely manner for the purpose of seeking any further review of a decision or determining any entitlement to a benefit under the Plan. In such a case, the Board of Directors of the Company shall conduct a full and fair review of the Committee's decision and notify the claimant in writing of the review decision, specifying the reasons for the decision and the Plan provisions on which it is based. A claim shall be deemed denied unless the decision on appeal is sent within 60 days (or within 120 days, if the Board extends the time to respond by notifying the claimant in writing of the special circumstances requiring an extension of time).

8.5 Further ERISA Rights. Any Participant or surviving spouse whose claim for benefits has been denied upon review shall have such further rights as are provided in section 503 of ERISA and the regulations thereunder. The Company, the Board of Directors of the Company, the Committee and the Executive Vice President-Human Resources of the Company shall retain such rights, authority and discretion as are provided or not expressly limited by section 503 of ERISA and the regulations thereunder.

8.6 Named Fiduciaries. The Company, each Participating Company, the Board of Directors of the Company, the Committee and the Executive Vice President-Human Resources of the Company are each a named fiduciary as that term is used in ERISA with respect to the particular duties and responsibilities allocated to each of them. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

8.7 Allocation of Responsibilities. The Company, the Committee, the Executive Vice President-Human Resources of the Company and each Participating Company may designate in writing other persons to carry out their respective responsibilities under the Plan and may employ persons to advise them with regard to any such responsibilities.

8.8 Administrative Expenses. Expenses of administering the Plan shall be apportioned among the Participating Companies, as determined by the Plan Administrator.

SECTION 9.  AMENDMENT AND TERMINATION.

9.1 Plan Amendment. The Company may from time to time make any changes in the Plan which it deems appropriate, with or without notice to Participants, by appropriate action of its Board of Directors. In addition, the Plan Administrator, with the approval of the Executive Vice President and General Counsel of the Company, shall be authorized to make minor or administrative changes to the Plan, as well as changes dictated by the requirements of federal or state statues applicable to the Company or authorized or made desirable by such statues. Such changes shall not affect the right of any Participant or surviving spouse, without his or her consent, to any benefit under the Plan to which he or she may have previously become entitled as a result of a disability, death or termination of employment which occurred prior to the effective date of the change.

9.2 Plan Termination. At any time, for any reason, and with or without notice to Participants, the Company retains the right to terminate the Plan in whole or in part by appropriate action of its Board of Directors, and each Participating Company retains the right to withdraw from the Plan. Neither termination of the Plan nor withdrawal by a Participating Company shall result in the cessation or reduction of benefits to any Participant or surviving spouse who has previously become entitled to receive benefits under the Plan. A Participating Company's withdrawal from participation shall not affect its liability to continue providing benefits to any Participant or surviving spouse who has previously become entitled to receive benefits under the Plan.

SECTION 10.  DEFINITIONS

     "Committee" means the Compensation and Personnel Committee of the Board of Directors of the Company.

     "Company" means Pacific Telesis Group, a Nevada corporation, or its successors.

     "Disability Benefit" means the benefit provided pursuant to Section 3 of this Plan.

     "Disability   Benefits   Plan"   means   the   Pacific  Telesis   Group
Comprehensive Disability Benefits Plan.

     "Employee" means a common law employee of the Company or any other Participating Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974 (ERISA), as it may be amended from time to time.

     "Executive"  means an Officer of any Participating Company or any other
Employee  who  has  been  designated  by  the  Committee   to  be  within  a
Participating Company's executive group for purposes of the Plan.

     "Executive Pension Plan" means the Pacific Telesis Group Executive Supplemental Pension Plan.

     "Final Annual Pay" means the Participant's annual rate of base pay (whether or not deferred) on the last day he or she was on the active payroll of a Participating Company plus the annual standard award as determined under the Pacific Telesis Group Short Term Incentive Plan on the last day he or she was on the active payroll.

     "Integrated Benefits" are benefits that are used in the determination of the amount of the Disability Benefit, as set forth in Section 3.3.

     "Mid-Career Plan"  means the  Pacific Telesis Group  Mid-Career Pension
Plan.

     "Officer" means an individual elected or appointed to, and serving in, one or more of the following positions:

          (i) A position with the Company described in the bylaws of the Company as that of an officer, other than an assistant officer position; or

          (ii) A position with Pacific Bell described in the bylaws of Pacific Bell as that of an officer, other than an assistant officer position; or

          (iii) A position with any Participating Company for which there is in effect a specific designation by the Committee that the position shall be considered to be that of an Officer for purposes of the benefit and retirement plans.

An "Officer" also means a named Employee of any Participating Company for which there is in effect a specific designation by the Committee that the named Employee shall be included in the definition of "Officer" for purposes of the benefit and retirement plans.

     "Participant" means an Executive or former Executive who meets the eligibility requirements of Section 2 of the Plan.

     "Participating Companies" mean the Company and each other corporation or partnership that both (a) participates in the Qualified Pension Plan; and
(b) has determined, with the concurrence of the Company's Board of Directors, to participate in this Plan.

     "Plan" means this Pacific Telesis Group Executive Disability and Survivor Protection Plan, formerly known as the Pacific Telesis Group Senior Management Long Term Disability and Survivor Protection Plan.

     "Plan Administrator" means the Executive Vice President-Human Resources of the Company, as set forth in Section 8.2 of the Plan.

     "Qualified Pension Plan" means the Pacific Telesis Group Pension Plan for Salaried Employees.

     "Term of Employment" means the number of years credited to the Participant for purposes of determining eligibility for a service pension
and  the  early  payment discount  under  the Qualified  Pension  Plan.   As
provided under the Qualified Pension Plan, a Participant's Term of Employment (a) includes all periods that the Participant was employed by the Company, other companies participating in the Qualified Pension Plan, certain joint venture employers, and certain predecessor employers; (b) does not include service before a break in service until such service is "bridged" as provided in the Qualified Pension Plan; and (c) excludes any period of employment which was transferred from the Qualified Pension Plan to the PacTel Corporation Employees Pension Plan effective before April 1, 1994, and was included in the Participant's service recognized by that plan as of April 1, 1994 (the date as of which occurred the total and complete separation of the ownership of PacTel Corporation from the Company).